                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]  Confidential, For Use of
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials               by Rule 14a-6(e)(2))
[ ]  Soliciting Material Under Rule 14a-12

                           SPECIAL METALS CORPORATION
                           --------------------------
                  (Name of Registrant Specified in its Charter)


                  --------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee: (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [SPECIAL METALS LOGO]

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

               --------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 2002
               --------------------------------------------------


To Our Stockholders:

      The Annual Meeting of the Stockholders of Special Metals Corporation, a Delaware corporation (the "Company"), will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222 at 11:00 a.m., local time, on June 6, 2002 to consider and vote on the following matters:

      1. To elect four directors to serve as Class II directors for the ensuing three years and until their respective successors are duly elected and qualified.

      2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 19, 2002 as the record date for determination of stockholders entitled to receive notice of and vote at the Annual Meeting, or any adjournments thereof, and only record holders of common stock, par value $0.01 per share, of the Company at the close of business on that day will be entitled to vote. A copy of the Company's 2001 Annual Report to Stockholders is being mailed with this Notice and Proxy Statement on or about May 3, 2002 to all stockholders of record as of the record date.

      TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE, WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON AND CHANGE YOUR VOTE IF YOU PREVIOUSLY RETURNED A PROXY.

      If you plan to attend the Annual Meeting in person, we would appreciate your indicating that intention at the appropriate place on the enclosed proxy card.

                                         By Order of the Board of Directors,

                                         /s/ Robert F. Dropkin
                                         Robert F. Dropkin
                                         Secretary

New Hartford, New York
April 30, 2002

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

                    ----------------------------------------
                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 2002
                    ----------------------------------------


      This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Special Metals Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 2002 Annual Meeting of the Stockholders of the Company (the "Annual Meeting"), which will be held at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222, on June 6, 2002, at 11:00 a.m., local time, and at any meetings held upon adjournment thereof. The proxy materials are being mailed on or about May 3, 2002 to the Company's stockholders of record at the close of business on April 19, 2002 (the "Record Date"). Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof. A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination during normal business hours by any stockholder of the Company for purposes related to the Annual Meeting during a period of ten days prior to the Annual Meeting at Rhoades Law Firm, The Grant Building, Suite 915, 330 Grant Street, Pittsburgh, Pennsylvania 15219. This list may also be inspected at the Annual Meeting by the Company's stockholders who are present in person.

      A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure that your shares are represented at the Annual Meeting. A person who executes and returns the enclosed proxy card may revoke it at any time before its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and returning to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has previously executed and returned a proxy card is not, in itself, sufficient to revoke such proxy.

      In addition to the solicitation of proxies by mail, the Company may solicit proxies by personal interview, telephone, telegraph or telefacsimile. The Company will bear the cost of solicitation of proxies and will reimburse brokers, banks and others who are record holders of the Company's Common Stock for reasonable expenses incurred in obtaining voting instructions from the beneficial owners thereof.

      If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. If no specification is made on the proxy as to any proposal, the shares represented by the proxy will be voted FOR the election of the nominees for directors named in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

      On March 27, 2002, the Company and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, as more fully described in the Company's Annual Report on Form 10-K which is included in the 2001 Annual Report to Stockholders accompanying this Proxy Statement. Among other things, these bankruptcy petitions are expected to have an effect on the various contractual obligations of the Company and such subsidiaries, including unfunded pension or retirement plans. Discussions contained in this Proxy Statement does not reflect the possible effects of these petitions and the related bankruptcy proceedings on such obligations.

                      VOTING SECURITIES AND VOTES REQUIRED

      As of the Record Date, there were 15,479,000 shares of Common Stock issued and outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. As of the Record Date, there were no other outstanding securities of the Company that entitle their holders to vote at the Annual Meeting. As of the Record Date, there were 1,940,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") issued and outstanding. The holders of Convertible Preferred Stock are not entitled to notice of, nor are they entitled to vote at, the Annual Meeting.

      Election as a director requires a plurality of votes cast by the holders of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon (the "Votes Cast"). On the other hand, ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 requires the affirmative vote of a majority of the Votes Cast. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions will be treated as Votes Cast with respect to the ratification of the appointment of Ernst & Young LLP and, accordingly, abstentions will have the same effect as a vote against that proposal. Broker non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to the proposal to ratify the appointment of Ernst & Young LLP.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of the Record Date, with respect to beneficial ownership of shares of Common Stock by (a) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) known to the Company to be a beneficial owner of 5% or more of the issued and outstanding shares of the Company's Common Stock, (b) each of the Company's directors and each nominee for director, (c) each of the Company's Named Executive Officers (as defined below), and (d) all persons serving as executive officers and directors of the Company as of the Record Date as a group.

      With respect to beneficial owners of 5% or more of the outstanding shares of Common Stock, the following information is based solely on a review, as of the Record Date, by the Company of statements filed with the Securities and Exchange Commission (the "SEC") under Section 13(d) or 13(g) of the Exchange Act. To the best knowledge of the Company, except as set forth below, no person beneficially owns 5% or more of the outstanding shares of Common Stock.

      To the best knowledge of the Company, unless otherwise indicated in the table below, each person listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person except, in the case of SIMA and LWH (each as defined below), to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement, both of which are described after the table.

                                                                  SHARES OF COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                                    ------------------
                                                                  NUMBER OF   PERCENT OF
                    NAMES AND ADDRESSES                            SHARES        CLASS
                    -------------------                            ------        -----
ERAMET SA ("ERAMET")(1)(2) .................................      6,022,400      38.9%
TIMET Finance Management Company ("TFMC")(2)(3)(4) .........      4,848,484      23.9
LWH Holding S.A. ("LWH")(2)(5) .............................      5,673,000      36.6
Inco Ltd. ("Inco")(4)(6) ...................................      1,030,303       6.2
Royce & Associates, Inc. ("Royce")(7) ......................        836,700       5.4
T. Grant John(8) ...........................................         85,833        *
Robert F. Dropkin(9) .......................................         41,500        *
James M. Hensler, III(10) ..................................         11,000        *
Paul A. Totaro(11) .........................................         29,800        *
Dennis L. Wanlass ..........................................              0        --
Regis F. Zebroski(12) ......................................          2,000        *
Susan E. Alderton ..........................................              0        --
Francis P. Avanzi(1) .......................................              0        --
Philippe Choppin de Janvry .................................              0        --
Raymond F. Decker(13) ......................................         10,400        *
Edouard Duval(1) ...........................................              0        --
Alain A. Honnart ...........................................              0        --
Michele Hemonnot(1) ........................................              0        --
Edward C. Hutcheson, Jr ....................................              0        --
Carlos Luis Landin(5) ......................................      5,673,000      36.6
J. Landis Martin(3) ........................................              0        --
Leo G. Thompson ............................................              0        --
Antoine G. Treuille(1)(14) .................................         23,500        *
Patrick Rothey(1) ..........................................              0        --
Directors and Executive Officers as a Group (21 persons)(15)      5,920,266      37.8

----------------------

*     Less than 1%

(1) ERAMET's address is Tour Maine-Montparnasse, 33, avenue du Maine, 75015 Paris, France. Includes an aggregate of 5,952,000 shares beneficially owned by Societe Industrielle de Materiaux Avances ("SIMA"). The common equity of SIMA is currently beneficially owned by ERAMET. Mr. Edouard Duval, a director of the Company, is a Directeur General of SIMA, has a minority equity interest in ERAMET and is a director of ERAMET. Mr. Antoine G. Treuille, also a director of the Company, is a director of ERAMET. Mr. Francis P. Avanzi, a director of the Company, is the Chief Advisor to the Chairman and Chief Executive Officer of ERAMET. Mr. Michele Hemonnot, a director of the Company, is Secretaire General and Chief Financial Officer of ERAMET. Mr. Patrick Rothey, a director of the Company, is General Counsel of ERAMET. Mr. Duval's address is in care of SIMA, and Messrs. Avanzi's, Hemonnot's and Rothey's addresses are in care of ERAMET, both located at Tour Maine-Montparnasse, 33, avenue du Maine, 75015 Paris, France. Mr. Treuille's address is in care of the Company at 4317 Middle Settlement Road, New

      Hartford, New York 13413. The beneficial ownership information contained in this table for each of Messrs. Avanzi, Duval, Hemonnot, Rothey and Treuille does not reflect shares owned by ERAMET or SIMA.

(2) The Company, SIMA and LWH are parties to the Stockholders Agreement, which provides for certain voting rights, nominating rights and transfer restrictions. TFMC, Titanium Metals Corporation ("TMC"), SIMA, and LWH are parties to the Voting Agreement which provides that SIMA and LWH will vote in favor of directors nominated by TFMC. The Stockholders Agreement and the Voting Agreement are described following this table. Each entity has sole voting and investment power with respect to its shares of Common Stock, except to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement. As a result of the voting provisions contained in the Stockholders Agreement, each of SIMA and LWH may be deemed an indirect beneficial owner of the shares owned by the other party. Each party, however, disclaims beneficial ownership of such shares. Similarly, as a result of the provisions contained in the Voting Agreement, each of TFMC, SIMA and LWH may be deemed an indirect beneficial owner of the shares owned by the other parties thereto. Each party, however, disclaims beneficial ownership of such shares. The beneficial ownership information contained in this table for each of ERAMET, LWH and TMC does not reflect shares owned by any of the other parties.

(3) The following information was furnished to the Company by TMC. TFMC's address is 300 Delaware Avenue, 9th floor, Wilmington, Delaware 19801. TMC is the direct holder of 100% of the outstanding shares of TFMC and may be deemed to control TFMC. Tremont Corporation and certain other entities related to Mr. Harold C. Simmons hold, in the aggregate, approximately 47.6% of the outstanding common stock of TMC. By virtue of such relationships, Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Convertible Preferred Stock beneficially owned by TFMC. However, Mr. Simmons disclaims beneficial ownership of the shares of Convertible Preferred Stock beneficially owned, directly or indirectly, by any of such entities. J. Landis Martin, a director of the Company, is the Chairman, President and a director of TMC. Mr. Martin is also Chairman, Chief Executive Officer, President and a director of Tremont Corporation and Chief Executive Officer, President and a director of NL Industries, Inc., one of the Simmons-related entities referred to above.

(4) Represents shares of Common Stock issuable upon conversion of the Company's outstanding Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the election of the holder into the number of shares of Common Stock shown for each of TFMC and Inco. Holders of shares of Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

      If TFMC and Inco were to convert all of the shares of Convertible Preferred Stock owned by them into Common Stock, the percentage of the Common Stock beneficially owned by ERAMET, TFMC, LWH and Inco would be 27.9%, 22.7%, 26.6% and 4.8%, respectively.

(5) LWH's address is c/o Agest Consult S.A., Boulevard Royal 25B, 7e etage, L-2449 Luxembourg. Carlos Luis Landin, a director of the Company, beneficially owns 100% of the capital stock of LWH and may be deemed to beneficially own the shares of Common Stock owned of record by LWH. Mr. Landin's address is in care of LWH.

(6) Inco's address is 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7, Canada.

(7) Royce's address is 1414 Avenue of the Americas, New York, New York 10019. Mr. Charles M. Royce may be deemed a controlling person of Royce and, as such, may be deemed to beneficially own the shares of Common Stock beneficially owned by Royce. Mr. Royce disclaims beneficial ownership of the shares held by Royce.

(8) Includes 14,000 shares owned by Dr. John's spouse. Also includes an aggregate of 40,000 shares subject to options exercisable within 60 days.

(9) Includes an aggregate of 41,000 shares subject to options exercisable within 60 days.

(10) Includes an aggregate of 10,000 shares subject to options exercisable within 60 days.

(11) Includes an aggregate of 29,000 shares subject to options exercisable within 60 days.

(12)  Represents shares owned by the spouse.

(13) Includes an aggregate of 5,000 shares subject to options exercisable within 60 days.

(14) Includes an aggregate of 22,500 shares subject to options exercisable within 60 days.

(15) Includes an aggregate of 189,833 shares subject to options exercisable within 60 days.


STOCKHOLDERS AGREEMENT

      SIMA, LWH (collectively, the "Principal Stockholders") and the Company are parties to a Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, the Company has agreed to nominate a number of persons designated by the Principal Stockholders for election as directors, based on the portion of the aggregate shares of the then issued and outstanding Common Stock owned by the Principal Stockholders.

      In addition, the Principal Stockholders have agreed, in connection with a vote relating to any matter other than the election of directors, to vote all shares of Common Stock beneficially owned by them (the "Principal Stockholder Shares") unanimously as a group in accordance with the instructions of the holders of a majority of the Principal Stockholder Shares (the "Majority Principal Stockholders"). In the case of a vote for the election of directors, the Principal Stockholders have agreed to vote the Principal Stockholder Shares
(a) in accordance with the instructions of the Majority Principal Stockholders as to that number of directors equal to the maximum number of directors that is less than 50% of the directors then in office, and (b) in accordance with the instructions of the Supermajority Principal Stockholders (defined below) as to all other directors. If the Supermajority Principal Stockholders are unable to agree as to any such vote, each Principal Stockholder shall be entitled to vote its shares with respect to such vote in its discretion. "Supermajority Principal Stockholders" means the Principal Stockholders who hold a number of shares of Common Stock at least equal to one plus the number of shares of Common Stock beneficially owned by SIMA; provided that if such shares do not equal 50% of the voting shares of the Company's capital stock entitled to vote for directors ("Voting Shares"), Supermajority Principal Stockholders shall mean the Majority Principal Stockholders. At such time as the Principal Stockholders no longer hold 50% of the outstanding Voting Shares, all Principal Stockholder Shares shall be voted unanimously as a group in accordance with the instructions of the Majority Principal Stockholders, including with respect to the election of directors.

      Based on the present board size of 15 (of which one seat is currently vacant), the Principal Stockholders are able to designate nine nominees for election to the Board of Directors of the Company. The Company has agreed to use its best efforts to cause the election of such nominees. If a director who is designated by the Principal Stockholders resigns, is removed or dies, the Company has agreed to elect another director designated by the Principal Stockholders to the extent that the Principal Stockholders are entitled to designate such director according to the procedures described above.

      The Stockholders Agreement also contains transfer restrictions relating to the Principal Stockholder Shares. A Principal Stockholder may not sell its shares of Common Stock unless it first offers such shares to the other Principal Stockholder at a price equal to the lower of (i) the proposed sale price and
(ii) the average sales price of the Common Stock over the 20-trading-day period prior to the exercise date of the right of first refusal. Under the Stockholders Agreement, each of the Principal Stockholders and the Company have agreed not to hire any employee of any other party to the Stockholders Agreement without the prior consent of such other party. The Stockholders Agreement will terminate when the Principal

Stockholders beneficially own, in the aggregate, less than 10% of the issued and outstanding shares of Common Stock.

VOTING AGREEMENT

      The Principal Stockholders, TFMC and TMC entered into a Voting Agreement (the "Voting Agreement"). Pursuant to the Voting Agreement, the Principal Stockholders agreed to vote all of the Common Stock beneficially owned by them in favor of the election of persons nominated as directors by TFMC in accordance with the Investment Agreement among the Company, TFMC and TMC (the "Timet Investment Agreement") and, if applicable, the Certificate of Designation for the Convertible Preferred Stock.


                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

      The Company's Board of Directors currently consists of 15 members and is divided into three classes (each a "Class") serving staggered three-year terms. One seat on the Board of Directors is currently vacant. Mr. Robert D. Halverstadt, a former Chairman of the Board, holds the honorary, non-voting position of Chairman of the Board Emeritus and is not considered a director of the Company.

      Pursuant to the terms of the Company's By-laws, on September 7, 2001, the Board of Directors appointed Messrs. Michel Hemonnot and Carlos Luis Landin to serve as Class I and Class II directors, respectively, of the Company to fill the then existing vacancies on the Board.

      Effective October 8, 2001, Mr. Robert F. Dropkin resigned as a Class I director of the Company. Mr. Dropkin continues to serve as Vice President, Secretary and Chief Legal Counsel of the Company.

      On November 16, 2001, the Board of Directors increased its size from nine to 15 and the Board appointed Messrs. Francis P. Avanzi and Patrick Rothey as Class I and Class II directors, respectively, of the Company. As a result of the Company's decision to defer payment of accumulated dividends on the Convertible Preferred Stock for more than six fiscal quarters, Inco and TFMC (collectively, the "Investors") became entitled to appoint two directors to the Board, as provided under the Certificate of Designation of the Company. Pursuant to directions of the Investors, Messrs. Alain A. Honnart and Edward C. Hutcheson, Jr. were appointed as Class I and Class III directors, respectively, as of November 20, 2001. See "Certain Relationships and Related Transactions -- Terms of the Convertible Preferred Stock -- Dividends."

      Effective December 7, 2001, the Board of Directors appointed Mr. Leo G. Thompson as a Class I director of the Company to fill an existing vacancy on the Board. Under the terms of the Timet Investment Agreement, TFMC became entitled to direct the appointment of an additional director when the total number of directors (excluding the two directors appointed at the request of the Investors as described above) on the Board exceeded 10 as a result of Mr. Thompson's appointment. Accordingly, TFMC caused Ms. Alderton to be appointed as a Class III director, effective as of December 7, 2001.

      At the Annual Meeting, the stockholders will elect four Class II directors for a term of three years expiring at the 2005 annual meeting of the Company's stockholders and until their respective successors shall have been duly elected and qualified. Three of the four existing Class II directors, Messrs. Carlos Luis Landin, Patrick Rothey, and Antoine G. Treuille, have been nominated for re-election at the Annual Meeting. However, the other existing Class II director, Mr. Philippe Choppin de Janvry, has not been nominated for re-election at the Annual Meeting and, accordingly, his term as a Class II director will end at the Annual Meeting. Mr. Leo G. Thompson, currently a Class I director, has been nominated to stand for election at the Annual Meeting as a Class II director to reclassify the Board such that each Class shall consist of four directors, as described in the following paragraph.

      There currently is a vacancy for a Class II director. However the Nominating Committee of the Board has determined not to nominate a person for election at the Annual Meeting to fill that vacancy, because the number of directors on the Board will be reduced from 15 to 12 effective at the outset of the Annual Meeting. In addition to Mr. Choppin de Janvry, whose term as a director will end at the Annual Meeting, the Company has been advised by TFMC that Ms. Alderton will resign as a director effective at the Annual Meeting. As such, each Class shall be comprised of four directors from and after the Annual Meeting. Accordingly, the proxies cannot be voted for a greater number of persons than the number of nominees named on the proxy card (i.e., four).

      The term of the Class III directors expires at the 2003 annual meeting of the Company's stockholders and the term of the Class I directors expires at the 2004 annual meeting of the Company's stockholders, at which times directors of the appropriate Class will be elected for three-year terms and until their respective successors shall have been duly elected and qualified.

      The shares represented by the enclosed proxy will be voted in favor of the persons nominated, unless a vote is withheld from any or all of the individual nominees. If any nominee becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated by the Company), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy.

VOTE REQUIRED

      Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.


            INFORMATION CONCERNING DIRECTORS, NOMINEES AND MANAGEMENT

      Set forth below are biographies of the director nominees.

NOMINEES

      Mr. Carlos Luis Landin was appointed a Class II director of the Company in September 2001. Since 1990, Mr. Landin has been a senior partner of Landin y Asociados, a law firm specializing in corporate law in Buenos Aires, Argentina. From 1996 to 1999, Mr. Landin also served as the Chairman of Aceros Zapla S.A., a subsidiary of Citicorp Equity Investments and a producer of high-quality steels for industries in Argentina. Mr. Landin has also served as Controller of, and been a shareholder of, Mamaca S.A., an industrial and infrastructure development firm in Argentina. Mr. Landin serves as a member of the Supervisory Committee of Ferrum Sociedad Anonima de Ceramica y Metalurgia, and Compania Introductora de Buenos Aires S.A.. Mr. Landin received a law degree from the University of Buenos Aires, a Masters of Law degree from the University of Pennsylvania, and a Masters in Business Administration degree from Instituto para el Desarrollo Empresarial de la Argentina.

      Mr. Patrick Rothey has been a Class II director of the Company since November 2001. Mr. Rothey has served as General Counsel of ERAMET, a French producer of nickel and manganese ore and alloys, steel and other alloys, since June 2000. Prior thereto, Mr. Rothey served as Chief Legal Counsel for FRAMATOME, a French nuclear engineering firm, for 18 years. From 1993 to 2000, Mr. Rothey also served as a director of Societe des Techniques en Milieux Ionisants, a French company involved in dismantling of nuclear plants. He is also a member of the International Arbitration Institute. Mr. Rothey holds degrees from the Institut d'Etudes Politiques de Paris and the University of Paris.

      Mr. Leo G. Thompson has served as a Class I director since December 2001, and as Chairman of the Board since February 2002. Prior thereto, he served as Chief Executive Officer of Lindberg Corporation ("Lindberg"), a provider of commercial metal heat treating services for the metal-using and metal-working industries, from 1991 until 2001, when Lindberg was acquired by Bodycote International PLC. He also served Linderberg as a Director, President and Chief Operating Officer from 1987 until 2001. Previously, from 1985 until 1987, Mr. Thompson served as the President of the Engine Parts Division of Clevite Industries, Inc., a supplier of parts to the automotive and industrial markets. He also served in various capacities with the Allen Group, Inc., a manufacturer of stainless steel products, including Group Controller of two divisions, President of the G&O Manufacturing Company, a division of the Allen Group, and Vice President, Finance and Administration for three business entities. Mr. Thompson has served on the Board of Directors for Bev-Pak, Inc., Clevite Industries Inc., Lindberg, The Packer Group and Thixomat, Inc. Mr. Thompson holds a Bachelors of Science degree and a Masters in Business Administration from Marquette University.

      Mr. Antoine G. Treuille is a Class II director and has been a director of the Company since 1987. He has been a Managing Partner of Mercantile Capital Partners, a private equity investment fund, since 1999. He was previously a Managing Director of Financo, Inc., an investment banking firm, from 1998 to 1999 and has been President of Charter Pacific Corporation, a financial services company, since 1996. From 1993 to 1996, he was a Senior Vice President of Desai Capital Management, Inc., an investment management company, and, from 1985 to 1993, he was an Executive Vice President at Entrecanales Inc., a private investment company. He currently serves as a director of Eye Care Center of America, Inc., a retail optical chain, and ERAMET.

MANAGEMENT AND DIRECTORS

      The following persons are the executive officers and directors of the Company.

               NAME                    AGE                        POSITION
               ----                    ---                        --------
Leo G. Thompson (1)................    61     Chairman of the Board and Director (Class I)
T. Grant John (3) .................    63     President and Director (Class III)
Robert F. Dropkin..................    61     Vice President, Secretary, and Chief Legal Counsel
Ronald M. Haeberle, Jr.............    57     Vice President, Specialty Businesses
James M. Hensler, III..............    46     Vice President, Global Manufacturing
Gernant E. Maurer..................    52     Vice President, Research and Development
Paul A. Totaro.....................    44     Vice President, Strategic Planning and Business Development
Dennis L. Wanlass..................    53     Vice President and Chief Financial Officer
Susan E. Alderton .................    50     Director (Class III)
Francis P. Avanzi .................    49     Director (Class I)
Raymond F. Decker (2)(3)  .........    71     Director (Class I)
Philippe Choppin de Janvry (3).....    62     Director (Class II)
Edouard Duval (1)..................    57     Director (Class III)
Michel Hemonnot ...................    54     Director (Class I)
Alain A. Honnart ..................    57     Director (Class I)
Edward C. Hutcheson, Jr............    56     Director (Class III)
Carlos Luis Landin ................    38     Director (Class II)
J. Landis Martin (2)...............    56     Director (Class III)
Patrick Rothey ....................    54     Director (Class II)
Antoine G. Treuille (1)(2).........    53     Director (Class II)

----------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Nominating Committee

      Set forth below are biographies of executive officers and directors of the Company other than (i) the persons who are nominated for election as director at the Annual Meeting, whose biographies appear above, and (ii) Mr. Philippe Choppin de Janvry, whose term of office as a director will end at the Annual Meeting and who was not nominated to stand for re-election. Each director and executive officer has served continuously with the Company since his or her first election as indicated in the biographies.

      Ms. Susan E. Alderton was appointed as a Class III director of the Company in December 2001. She serves as the Vice President, Chief Financial Officer and Treasurer of NL Industries, Inc., a titanium dioxide pigment manufacturer. She has also served as Vice President, Finance and Treasurer of Tremont Corporation, a titanium metal manufacturer, and Assistant Treasurer to both AVCO Corporation, an aerospace manufacturing and financial services company, and Bankers Trust Company, a relationship manager for domestic trunk carriers and aerospace companies. Ms. Alderton has more than 25 years of corporate and banking experience. She holds a Bachelor of Arts degree from the University of Exeter and a Masters in Business Administration from New York University. She has also served as a director of Tremont Corporation since 1990.

      Mr. Francis P. Avanzi was appointed as a Class I director of the Company in November 2001. He has served as the Chief Advisor to the Chairman and the Chief Executive Officer of ERAMET since 2001. Mr. Avanzi is also the Chief Executive Officer of Erasteel Group, a Swedish-French manufacturer of high speed steels. Between 1998 and 2001, Mr. Avanzi served as Chairman, President and Chief Executive Officer of Hurel-Dubois, a French-British manufacturer of aeronautic equipment. From 1996 to 1997, he served as the Chief Executive Officer of Arianespace, an European spacecraft systems and transportation company. Prior thereto, Mr. Avanzi served as Chairman, President and Chief Executive Officer of CFM International Inc., a joint venture between General Electric and Snecma of France that manufactures aircraft engines.

      Dr. Raymond F. Decker is a Class I director and has served as a director of the Company since 1990. He is founder of USP Holdings, Inc. and Thixomat, Inc., companies that commercialize materials technology, and has been the Chairman of the Board of those companies since 1989. Dr. Decker was Vice President of Research for Michigan Technological University from 1982 to 1986 and Vice President of Corporate Technology for Inco, a manufacturer of nickel and precious metal products, from 1978 to 1982. He was President of ASM International, the largest technical society for metals, in 1987. Dr. Decker holds a Ph.D. from the University of Michigan and has specialized in superalloys for almost 50 years. Dr. Decker is an Adjunct Professor at the University of Michigan.

      Mr. Robert F. Dropkin has served as Vice President and Chief Legal Counsel of the Company since 1985 and its Secretary since 1987. Mr. Dropkin also served as a director of the Company from 1987 to October 2001. He joined the Company in 1984. Prior to that, he held various legal positions with Cabot Corporation, a global specialty chemicals and materials company, and Allegheny Ludlum Industries, a specialty steel company, and has over 33 years of metals-related experience. Mr. Dropkin holds a Metallurgical Engineering degree and a Juris Doctor degree from George Washington University.

      Mr. Edouard Duval has been a Class III director of the Company since 1987. He is a Directeur General of Aubert & Duval, a French steel and alloy producer, and SIMA, a holding company which controls Aubert & Duval and other industrial firms. He is also a director of ERAMET. Mr. Duval has more than 20 years experience with Aubert & Duval and SIMA in the marketing, sale and management of superalloy and special metallurgical products for both aerospace and industrial applications.

      Mr. Ronald M. Haeberle, Jr. has served as Vice President, Specialty Businesses of the Company since March 2000. He also held the position of Director of Strategic Planning between March 2000 and July 2001. Prior to that, Mr. Haeberle held a number of positions in the Technology group of Inco Alloys International, Inc. ("Inco Alloys"), a producer of high-performance nickel alloys, since joining in 1968 as an Associate Metallurgist. During the past 11 years, he served as Business Planning Manager, Director, Technology and General Manager, Subsidiary Businesses.

      Mr. Michel Hemonnot was appointed as a Class I director of the Company in 2001. He has served as the Secretaire General and Chief Financial Officer of ERAMET since 1996.

      Mr. James M. Hensler, III was appointed as Vice President, Global Manufacturing, of the Company in January 2002. Previously, Mr. Hensler served as Vice President, Manufacturing, of Huntington Alloys, a subsidiary of the Company, from October 1999 until December 2000, and as the Company's Vice President and General Manager, Huntington, from December 2000 until January 2002. From 1998 until he joined the Company, he was Director of Business Planning of Allegheny Teledyne Inc., a group of technology-based manufacturing businesses with concentration in specialty metals. Before then, he was Executive Vice-President of Operations of Austeel Corporation, a producer of carbon steel bar, and General Manager of Washington Steel Corporation, a manufacturer of stainless steel products. He has over 20 years of experience in the stainless steel, titanium, carbon steel and alloy steel businesses. He holds a Bachelor of Sciences degree in Chemical Engineering from the University of Notre Dame, a Masters of Science in Chemical Engineering from Princeton University and a Masters in Business Administration from the University of Pittsburgh.

      Mr. Alain A. Honnart was appointed as a Class I director of the Company in 2001. He serves as Senior Vice President, Industrial Policy, of Vallourec Group ("Vallourec"), a French producer of seamless steel tubes and tube products for industrial applications. He also serves as Chairman and Chief Executive Officer of the following companies: VALTIMET, a joint venture between Vallourec and TMC, which operates Valtimer SAS in France, Valtimet, Inc. in the U.S. and Changzhou Valinox Great Wall in China; Specitubes, a French company specializing in hydraulic tubing for steam generators for nuclear power plants; Valinox Nucleaire, a French company specializing in steam generators for nuclear power plants; and Metal Process Systems, a company involved in licensing special technologies in the field of powder metallurgy. Mr. Honnart is a member of the Board of Directors of Valtubes, Sopretac Vallourec and Mannesman Tubes, the three holding companies controlling the activities of Vallourec. Mr. Honnart is also a director of Forecreu, Scandinavia Powdertech, Cefival and Metallurgica Calvi.

      Mr. Edward C. Hutcheson, Jr. was appointed as a Class III director of the Company in 2001. He has been involved in private investment activities and has provided consulting services to companies seeking capital since 2000. Previously, he served Sanders Morris Harris Group, Inc, a publicly owned financial services company, and its predecessor private companies, in several capacities, including Chief Operating Officer of the holding company and as a Principal of the merchant banking subsidiary, from 1997 until 2000. He was also the co-founder of Crown Castle International, Inc., a public company that owns and operates thousands of wireless communication sites in the United States, United Kingdom, and Australia, and served as Chief Executive Officer or Chairman from 1994 until 1997. Mr. Hutcheson served Baroid Corporation, a publicly owned petroleum services company, in various senior management positions, including President, Chief Operating Officer and director of the holding company. He is also a director of TMC, Crown Castle International and Trico Marine Services.

      Dr. T. Grant John became President and a Class III director of the Company in September 2000. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company beginning in April 1999. Before then, he served as a Senior Vice President of Lukens, Inc., a manufacturer of carbon and alloy steel plates and stainless steel products ("Lukens"), and was responsible for strategic planning and commercial activities. He was President and Chief Operating Officer of Washington Steel Corporation, a wholly-owned subsidiary of Lukens, from 1993 until 1995, when it was integrated into its parent company. He has over 30 years experience in the stainless, titanium and other specialty steel and metals business and holds a Ph.D. in Metallurgical Engineering from the University of British Columbia.

      Mr. J. Landis Martin was elected as a Class III director of the Company in 2000. He has been Chairman and a director of TMC, an integrated producer of titanium, since 1995. He has served as TMC's President since January 2000 and previously served as President from 1995 to 1996. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc. ("NL"), a titanium dioxide pigment manufacturer, since 1987, and as a director of NL since 1986. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates, TMC and NL, since 1990, as Chief Executive Officer and a director of Tremont since 1988 and as President of Tremont since 1987 (except for a period in 1990). Mr. Martin is also a director of Halliburton Company, which is engaged in the petroleum services, hydrocarbon and engineering industries, Apartment Investment and Management Company, a real estate investment trust, and Crown Castle International Corporation, a telecommunications company.

      Dr. Gernant E. Maurer serves as Vice President, Research and Development. Previously, he has served as Vice President, Technology, since 1987 and has served in several management positions, including Director of Technology, since joining the Company in 1976. He has over 25 years of metals-related experience and holds several degrees, including a Ph.D. in Materials Engineering from Rensselaer Polytechnic Institute.

      Mr. Paul A. Totaro has served as Vice President, Strategic Planning and Business Development, of the Company since July 2001. Previously, he served as Acting Chief Financial Officer of the Company from October 2000 until July 2001, and as Treasurer and Controller of the Company from 1998 until July 2001. Since joining the Company in 1980, he has served in supervisory, financial planning and strategic management positions. He has over 20 years of metals-related experience and holds degrees in business management, including a Masters in Management from Rensselaer Polytechnic Institute.

      Mr. Dennis L. Wanlass has served as Vice President and Chief Financial Officer of the Company since July 2001. Prior to joining the Company, he was Vice President, Treasurer and Chief Financial Officer of Geneva Steel Holdings Corp. ("Geneva"), a fully-integrated manufacturer of coil and plate steel, from September 1989 until July 2001. He was Controller of Geneva from January 1988 to September 1989. Before joining Geneva, Mr. Wanlass was employed by Eastman Christensen, then a joint venture of Norton Company and Texas Eastern, in various accounting and financial capacities. From 1970 to 1975, he was employed by KPMG LLP, an international accounting and consulting firm. Mr. Wanlass has a Bachelor of Sciences degree in Accounting from the University of Utah and is a certified public accountant.

      Each executive officer is elected annually by the Board of Directors of the Company and serves at the pleasure of the Board.


COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

      For serving as a director of the Company, non-employee directors, other than Messrs. Avanzi, Choppin de Janvry, Duval, Hemonnot and Rothey, receive a $14,000 annual fee plus $1,000 for each meeting of the Board of Directors or any committee of the Board of Directors that they attend.

      The Company has consulting agreements with Mr. Choppin de Janvry for executive services, Mr. Treuille for financial services advice, and with Dr. Decker for technical advice. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation -- Consulting Arrangements" and "Certain Relationships and Related Transactions -- Consulting Arrangements."


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

      The Company has an Audit Committee, a Nominating Committee and a Compensation Committee.

Audit Committee

      The Audit Committee, currently comprised of Dr. Decker and Messrs. Martin and Treuille, oversees the Company's independent auditors and, together with the Company's independent public accountants, reviews the Company's accounting practices, internal accounting controls and financial results. Each member of the Audit Committee is independent, within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers' ("NASD") Market Place Rules, which set forth the listing standards for the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter was attached as an exhibit to the Company's proxy statement relating to its 2001 annual meeting of stockholders.

Compensation Committee

      The Compensation Committee, currently comprised of Messrs. Duval, Thompson and Treuille, establishes salaries, incentives and other forms of compensation for the Company's directors and officers and recommends policies relating to the Company's benefit plans.

Nominating Committee

      The Nominating Committee, currently comprised of Messrs. Choppin de Janvry, Decker and John, identifies, interviews and nominates prospective candidates for directorship with the Company. This Committee also nominates existing directors for re-election at each annual meeting of stockholders of the Company.

      Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws. The Company will furnish copies of such By-law provisions upon written request to the Company at its principal executive offices, 4317 Middle Settlement Road, New Hartford, New York 13413, Attention: Chief Legal Counsel.

Meetings and Attendance

      During the fiscal year ended December 31, 2001, the Board of Directors met 15 times. The Compensation Committee met seven times, the Nominating Committee met twice and the Audit Committee met three times during the fiscal year ended December 31, 2001. Each director attended at least 75% of the sum of the total number of meetings of the Board, and the total number of meetings held by the committees on which he or she served, during his or her term of service.


                             EXECUTIVE COMPENSATION

      The following table sets forth information with respect to the compensation of the Company's "Named Executive Officers" for the fiscal years ended December 31, 1999, 2000 and 2001. Pursuant to the rules and regulations promulgated by the SEC under the Exchange Act, the Named Executive Officers include: (i) all persons serving as the Company's Chief Executive Officer or in a similar capacity at any time during the year ended December 31, 2001, (ii) the Company's four most highly compensated executive officers (other than the persons described in clause (i) above) who were serving as executive officers at December 31, 2001, and (iii) up to two additional individuals who would have been included in the group described in clause (ii) but for the fact that they were not serving as an executive officer at December 31, 2001. Accordingly, the Named Executive Officers consist of Dr. T. Grant John and Messrs. Robert F. Dropkin, James M. Hensler, III, Paul A. Totaro and Regis F. Zebroski.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION        LONG TERM COMPENSATION AWARDS
                                         -------------------        -----------------------------
                                                                  RESTRICTED    SECURITIES                ALL OTHER
                                                                    STOCK       UNDERLYING      LTIP      COMPENSA-
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)   AWARDS($)(2)   OPTIONS(#)   PAYOUTS($)   TION($)(3)
 ---------------------------    ----   ---------   -----------   ------------   ----------   ----------   ----------

T. Grant John (4) ...........   2001    380,004      246,527         --             --           --          14,359
     President                  2000    290,000        --            --             --           --           7,151
                                1999    194,791        --          110,000        40,000         --         146,947

Robert F. Dropkin ...........   2001    200,000       70,280         --             --           --           7,836
  Vice President, Secretary     2000    185,000       15,000         --             --           --           5,947
  and Chief Legal Counsel       1999    175,000       33,730         --            9,000         --           8,684


Paul A. Totaro ..............   2001    171,998       54,824         --             --           --          43,862
  Vice President, Strategic     2000    173,304       11,108         --             --           --           5,336
  Planning and Business         1999    154,000       28,561         --             --           --           5,084
  Development

James M. Hensler, III (5) ...   2001    189,996       70,092         --             --           --           9,693
  Vice President, Global        2000    169,166       62,500         --             --           --         140,239
  Manufacturing                 1999     34,375        --            --           15,000         --              67


Regis F. Zebroski (6) .......   2001    149,432       46,710         --             --           --          56,242
  Former Vice President and
  Chief Information Officer


----------

(1) Includes bonuses earned by the Named Executive Officers for the fiscal year ended December 31, 2001 but paid during the fiscal year ending December 31, 2002. Also includes discretionary bonuses earned by the Named Executive Officers and amounts earned pursuant to the Company's 1998 and 1999 Profit Sharing Plans. No discretionary bonuses were earned in 1999 or 2000. All salaried employees in the Company's Premium Alloys Division (which is comprised of the Company's businesses prior to the acquisition of Inco Alloys) were eligible to participate in the Company's 1998 and 1999 Profit Sharing Plans. The plans provided for a profit sharing pool based on the division's financial performance. The profit sharing pool was divided among participants based on the midpoint of their salary grade.

(2) On April 16, 1999, Dr. John became eligible to receive an award of 20,465 shares of restricted stock. The value of the award is based on a closing stock price of $5.375 on that date. One-half of Dr. John's restricted stock vested over time and the other half vested based upon the achievement of certain performance goals. The time vested portion vested in three equal installments on each of April 16, 2000, 2001 and 2002. The performance-based portion vested with respect to 8,600 shares on April 16, 2000. The remaining shares included in the performance-based portion were forfeited. Vested shares are not issuable by the Company to Dr. John until the two-year anniversary of the applicable vesting dates.

(3) Includes for Dr. John, Messrs. Dropkin, Totaro, Hensler and Zebroski $5,100, $5,084, $4,970, $5,044 and $3,188, respectively, in
      Company match under defined contribution plans established under Section 401(k) of the Internal Revenue Code for the fiscal year ended December 31, 2001. Includes for Dr. John, Messrs. Dropkin, Hensler and Zebroski
      $5,069, $2,752, $309, $1,073 and $538, respectively, for the value of premiums paid for group term life policies in excess of $50,000 for the fiscal year ended December 31, 2001. Includes relocation allowance for Mr. Zebroski of $30,331 for the fiscal year ended December 31, 2001. Also includes for Dr. John, Messrs. Hensler and Zebroski country club membership allowance of $4,190, $4,340 and $11,650, respectively, for the fiscal year ended December 31, 2001. Also includes for Mr. Zebroski a $10,000 signing bonus, and for Mr. Totaro a $38,892 special bonus granted by the Compensation Committee for results achieved by Mr. Totaro while serving as the Company's Acting Chief Financial Officer.

(4) Dr. John commenced employment with the Company on April 19, 1999. Dr. John was elected President of the Company effective as of September 1, 2000.

(5) Mr. Hensler commenced employment with Huntington Alloys, a subsidiary of the Company, on October 18, 1999 and became an executive officer of the Company on November 17, 2000.

(6) Mr. Zebroski commenced employment with the Company on January 3, 2001, and departed the Company during the fiscal year ending December 31, 2002.

      No Named Executive Officer received stock option grants during the fiscal year ended December 31, 2001. The following table sets forth information concerning the value of unexercised options as of December 31, 2001 held by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING              VALUE OF UNEXERCISED
                              SHARES                        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED         VALUE        AT FISCAL YEAR END(#)        AT FISCAL YEAR END ($)
          NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
          ----            --------------   -----------   -------------------------   ----------------------------
T. Grant John..........         --              --              26,667/13,333                   0/0
Robert F. Dropkin......         --              --              41,000/3,000                    0/0
James M. Hensler, III..         --              --              10,000/5,000                    0/0
Paul A. Totaro.........         --              --              29,000/2,000                    0/0
Regis F. Zebroski......         --              --                   0/0                        0/0

----------
(1)   Based on a closing stock price on December 31, 2001 of $2.59 per share.



EMPLOYMENT AND SEPARATION AGREEMENTS

      The Company has entered into an employment agreement with each of the Named Executive Officers, other than Mr. Regis F. Zebroski (with whom the Company entered into a separation agreement following the termination of his employment with the Company as of February 15, 2002 as described below).

      Effective as of June 18, 2001, the Company and Dr. T. Grant John amended the employment agreement between them. The new agreement calls for an initial three-year term ending April 19, 2004, that shall automatically be renewed for successive one-year terms, unless either party notifies the other of its or his desire not to renew at least six months prior to the end of the then current term. The agreement provides that Dr. John shall serve as President and the most senior officer of the Company. The agreement provides for an annual salary of $380,000 for the year ended December 31, 2001, $420,000 for the year ending December 31, 2002, and a rate to be established for the years ending December 31, 2003 and 2004, but no less than $420,000 per annum, in each case subject to increases based on a periodic performance review. The agreement also provides for participation in employee benefit plans made available to salaried employees. At the commencement of his employment in April 1999, Dr. John became eligible to receive 20,465 shares of restricted stock, one half of which have vested as a result of Dr. John's continued employment through April 16, 2002. Vesting of the other half was dependent upon the attainment of performance goals, and such portion vested with respect to 8,600 shares on April 16, 2000. The remaining shares originally included in the performance-based portion were forfeited. Vested shares are not issuable by the Company to Dr. John until the two-year anniversary of the applicable vesting dates. In addition, at the commencement of Dr. John's tenure with the Company in April 1999, the Company granted Dr. John options to acquire 40,000 shares of Common Stock, vesting in equal annual installments over a three-year period. Dr. John's employment agreement also provides for accelerated accrual of benefits under the Company's Salaried Employee Retirement Plan, as well as for supplemental retirement benefits, as described under "-Salaried Employee Retirement Plans" and "-Supplemental Retirement Benefits" below.

      Pursuant to his employment agreement, Mr. Robert F. Dropkin serves as Vice President, Secretary and Chief Legal Counsel. The Compensation Committee has separately determined that Mr. Dropkin's salary shall be $200,000 in 2001 and $220,000 in 2002.

      Huntington Alloys, a wholly-owned subsidiary of the Company, has an employment agreement with Mr. James M. Hensler, III. The agreement provides that he shall serve as Vice President, Manufacturing of the Company. Mr. Hensler currently holds the position of Vice President, Global Manufacturing. The initial term of the agreement expires on October 18, 2002. The term will be extended automatically for additional one-year periods, unless either party gives six months' advance notice of his or its intention of non-renewal to the other party. The base salary is at least $165,000 per year, subject to increases based on performance. The agreement also provides that Mr. Hensler was eligible to receive a cash bonus of up to $75,000 on March 31, 2000, in the event that certain performance objectives were satisfied. Mr. Hensler received $62,500 as cash bonus during the fiscal year ended December 31, 2000. Mr. Hensler is eligible to participate in the Company's incentive compensation plan. The Company agreed to reimburse certain relocation expenses incurred by Mr. Hensler to move to the Huntington, West Virginia area, in accordance with its relocation policy. In addition, the Company granted Mr. Hensler options to acquire 15,000 shares of Common Stock, vesting in equal annual installments over a three-year period. Mr. Hensler is also eligible to participate in employee benefit plans of the Company.

      Mr. Paul A. Totaro and the Company are parties to an employment agreement which provides that he will serve as the Company's Treasurer and Controller, and such other executive positions as may be directed by the Company from time to time. Mr. Totaro currently serves as Vice President, Strategic Planning and Business Development, of the Company. Mr. Totaro's agreement provides for a continuous term which will end one year after the Company notifies Mr. Totaro of its decision not to renew the agreement. During the term of the agreement, Mr. Totaro is entitled to receive a base salary of $120,000 per annum, subject to periodic increases, if any, deemed appropriate by the Company. Mr. Totaro is also entitled to participate in employee benefit and bonus plans that the Company maintains from time to time for its salaried employees in his grade level.

      Dr. John's employment agreement provides that the Company may terminate his employment without notice for "cause" and that he may terminate his employment upon 90 days' notice. In either of these events, Dr. John will be entitled to receive salary and benefits that have vested through the date of termination. The Company may terminate Dr. John's employment without cause and Dr. John may terminate his employment for "good reason" (which is defined as the Company's material breach of the agreement, any material reduction in his authority or job responsibilities which results in lower salary or less responsibility, any required relocation from Huntington, West Virginia without his consent, and the existence of intolerable working conditions created by the Company) in each case on 90 days' notice. Dr. John may also terminate his employment within two years following a change of control of the Company, if there is a material change in his authority or job responsibilities or other material change in the scope of his powers which results in a lower salary or less responsibility. In any of these events, Dr. John will be entitled to continue to receive a severance payment equal to (i) his base salary until the later of the end of his employment term or one year from his termination date, plus (ii) the average of the last two annual awards made to Dr. John under the Company's management incentive plan and performance unit award plan for the remaining term of the agreement or one year, whichever is longer. In such event, his incentive compensation shall also be accelerated to his termination date, and he will be entitled to all of the deferred compensation accrued under the Company's pension plan and supplemental retirement plan. In the event of

Dr. John's death or disability, Dr. John shall only be entitled to receive his salary and benefits through the termination date.

      The employment agreement with Mr. Dropkin provides that his term of employment shall continue for (i) 18 months following notice of termination from the Company other than for "cause"; (ii) 90 days following notice of termination by the employee (however, Mr. Dropkin has agreed with the Compensation Committee that he will provide 180 days' advance notice to the Company if he decides to terminate his employment); (iii) six months following the employee's death or disability; or (iv) two months if the Company, in good faith and after advance written notice to the employee, determines that the employee has failed to adhere to the terms of his employment agreement or has engaged in conduct which would injure the reputation of the Company or otherwise materially adversely affect the Company's interest if the employee remained employed by the Company. In the event that Mr. Dropkin is terminated by the Company for reasons other than for "cause," for a period of 18 months after his employment terminates, the Company will continue to pay his salary and bonus and provide him with continued employee benefits.

      Under Mr. Totaro's agreement, the Company may terminate his employment, after a certain cure period following written notice, if he breaches the agreement or engages in conduct which would injure the Company's reputation or otherwise have a material adverse effect on its interest if Mr. Totaro were retained as an employee. Mr. Totaro may also be terminated by the Company upon six months' prior written notice if he is unable to effectively perform his duties for a period of six months by reason of illness or incapacity, or due to his death.

      Mr. Hensler's employment agreement provides that the Company may terminate his employment at any time upon 90 days' written notice for any reason, upon his death or his inability to perform his duties under the agreement for a period of six consecutive months as a result of a disability. Mr. Hensler may terminate his employment with the Company at any time upon 90 days' written notice (including for "good reason," which is defined as any uncured material breach of the employment agreement by the Company or any material reduction in his authority or responsibilities which results in lower salary or less responsibilities). In the event that Mr. Hensler is terminated by the Company without "cause" or Mr. Hensler terminates his employment for "good reason," then the Company must pay his base salary, and provide continued coverage under its health insurance plan, until the later of (a) the end of the term of the agreement, or (b) one year after such termination. In such event, the vesting under any incentive compensation, profit sharing or stock option plans shall be accelerated.

      Each of the employment agreements provides that the employee shall not engage in any business similar to the business carried on by the Company so long as the Company is obligated to pay the employee a salary or severance and that the Company will retain all rights to any inventions and innovations developed by the employee during his respective employment with the Company.

      Where applicable in the employment agreements described above, a "change of control" is generally defined to mean any transaction or series of related transactions which causes beneficial ownership or voting rights with respect to more than 50% of the capital stock or all or substantially all of the assets of the Company to be transferred, except for transactions within Aubert & Duval or between the shareholders of Aubert & Duval.

      In connection with Mr. Zebroski's separation from the Company, the parties entered into a separation agreement, pursuant to which the Company agreed to continue the payment of Mr. Zebroski's base salary for six months following the separation date, February 15, 2002. During this six month period, the Company also agreed to continue his health insurance coverage at employee rates under the terms of the Company's group health insurance plans and to continue his coverage under the Company's employee assistance program. The Company also agreed to reimburse Mr. Zebroski, up to a maximum of $20,000, for any loss incurred by him on the sale of his current residence in West Virginia.

SALARIED EMPLOYEE RETIREMENT PLANS

      Merger of Salaried Employee Retirement Plans. Prior to December 31, 2000, the Company sponsored for its salaried employees the Pension Plan for Salaried Employees of Special Metals Corporation (the "Prior Company Plan"), and Huntington Alloys, a subsidiary of the Company, sponsored for its non-union employees the Retirement Plan of Huntington Alloys Applicable to Non-Union Employees Paid in United States Dollars (the "Prior Huntington Plan" and collectively with the Prior Company Plan, the "Prior Pension Plans"). The Prior Pension Plans were intended to qualify pursuant to Section 401(a), et seq., of the Internal Revenue Code of 1986, as amended (the "Code"). Effective as of December 31, 2000, the Prior Pension Plans were merged together. The new merged retirement plan is designated as the Special Metals Corporation Salaried Employees Pension Plan (the "Merged Pension Plan").

      New Pension Benefit Formula Effective January 1, 2001. Effective January 1, 2001, the Merged Pension Plan was amended and restated to prospectively convert to a new "cash balance" pension benefit formula. Under the cash balance pension formula, each participant's accrued benefit as of December 31, 2000 was converted to an actuarially equivalent lump-sum present value in order to create a beginning retirement account balance amount. The present value was determined using the prevailing standard mortality table of the Commissioners of the Internal Revenue Service (a 50/50 blend of the 1983 Group Annuity Table for males and females), and a 6.50% interest rate per annum. Thereafter, a participant's retirement account balance is adjusted each plan year with "service credits" as a percentage of earnings, and "interest credits" based upon applicable U.S. Treasury Note rates. Subsequent benefits payable are based upon the lump-sum retirement account balance value at the time ("Cash Balance Account"), or an annuity equal to the actuarial equivalent of the retirement account balance ("Annual Annuity"). However, participants with at least 20 years of credited service as of October 28, 2000 (the "Grandfathered Participants") are entitled to elect the greater of their benefit under the cash balance pension benefit formula, or their benefit as determined under the applicable Prior Pension Plans. None of the Named Executive Officers are a Grandfathered Participant.

      Earnings taken into account for calculating service credits under the Merged Pension Plan include base pay plus overtime, including any deferrals pursuant to Code Section 401(k) savings plan or Code Section 125 cafeteria plan, but excluding bonuses or other extra or special compensation, and are subject to limits imposed by the Code, including Section 401(a)(17) (which generally limits eligible compensation to $170,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity (for married employees) or single life annuity (for single employees), unless another form of benefit is elected by the participant in accordance with the terms of the Merged Pension Plan, and are actuarially equivalent to a participant's Cash Balance Account at the time of retirement. The normal retirement date (the "Normal Retirement Date") under the Merged Pension Plan is the later of the date the participant reaches age 65 or the fifth anniversary of entering such Plan as a participant. The Merged Pension Plan contains provisions for early retirement benefits, disability benefits and spousal death benefits. Effective January 1, 2001, various early retirement subsidies or supplements may be reduced or eliminated under the Merged Pension Plan, except with respect to certain Grandfathered Participants.

      As of January 1, 2001, the estimated Cash Balance Account at Normal Retirement Date and the estimated actuarially equivalent Annual Annuity at Normal Retirement Date, respectively, for the Named Executive Officers were as follows:

                              ESTIMATED CASH BALANCE ACCOUNT AT   ESTIMATED ACTUARIALLY EQUIVALENT ANNUAL
             NAME                  NORMAL RETIREMENT DATE            ANNUITY AT NORMAL RETIREMENT DATE
             ----                  ----------------------            ---------------------------------
T. Grant John .............             $ 81,670                                $ 7,151
Robert F. Dropkin .........             $373,042                                $32,664
Paul A. Totaro ............             $857,476                                $75,081
James M. Hensler, III .....             $490,633                                $42,960

      These amounts assume that the Named Executive Officers (except for Mr. Zebroski, whose employment with the Company ended prior to the vesting of benefits) continue accruing benefits through their respective Normal Retirement Dates, and assume annual salary increases of 5.0%, annual increases in the compensation limit under Code Section 401(a)(17) of 3.0% and interest credits equal to 5.70% per year (which was the five-year Treasury rate in November
2000). Pursuant to Dr. John's employment agreement, the Company has agreed that the retirement benefits for Dr. John under the Merged Pension Plan will be based on the amount he would receive under that plan if his benefits were calculated using five years of service credit as of the end of his third year of actual employment and 1-2/3 years of service credit for each actual year of service after that.

SUPPLEMENTAL RETIREMENT BENEFITS

      Under his employment agreement with the Company, Dr. John is entitled to supplemental retirement benefits. For the first five years of credited service, Dr. John will accrue supplemental benefits in an amount equal to 20% of the average of his annual base salary for the two calendar years during which his base salary was the highest (the "Average Highest Salary"). For each additional year of credited service beyond five years of credited service, Dr. John's supplemental retirement benefits will accrue at 4% of the Average Highest Salary. For these purposes, "credited service" will be calculated using five years of service credit as of the end of Dr. John's third year of actual employment and 1-2/3 years of service credit for each actual year of service thereafter. Based on Dr. John's current compensation and years of service, he would be entitled to an estimated annual supplemental benefit of $124,393 upon normal retirement at age 65.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors consists of Messrs. Thompson (Chairman), Duval and Treuille. Until March 2002, Mr. Choppin de Janvry also served on the Compensation Committee as its Chairman. The Company has entered into the following transactions with SIMA and its subsidiaries and with Mr. Choppin de Janvry. All of the common equity of SIMA is beneficially owned by ERAMET. Mr. Duval is a Directeur General of SIMA, has a minority equity interest in ERAMET and is a director of ERAMET. Mr. Treuille serves as a director of ERAMET.

      SUBORDINATED LOANS. During 1999, the Company entered into a Subordinated Loan Agreement with SIMA, whereby SIMA agreed to provide up to $50 million of subordinated loans, including $20 million of subordinated term loans and up to an additional $30 million of subordinated revolving loans. Amounts outstanding under the Subordinated Loan Agreement accrue interest at a rate per annum equal to LIBOR plus 1.0%. Accrued interest is paid in kind by addition to the principal of the subordinated term loan on a quarterly basis. This debt is unsecured and is subordinate to the Company's obligations under its credit agreement with a syndicate of banks. In addition, the Company's senior lenders have placed restrictions on the repayment of principal and interest due under the subordinated loans. The amount outstanding at March 31, 2002 under the term loan portion was $64.4 million, which consisted of the $20 million described above plus additional amounts for accrued interest, the conversion of the revolving loans to term loans to meet minimum EBITDA requirements and advances from SIMA to pay dividends on the Convertible Preferred Stock. The amount outstanding under the revolving loan portion at that date was $2.4 million.

      TECHNOLOGY EXCHANGE AGREEMENT. The Company and ERAMET are parties to a Technical Exchange Agreement (the "Technical Exchange Agreement"). During the term of the Technical Exchange Agreement, subject to certain exceptions, ERAMET, the Company and their respective subsidiaries are required, to the best of their ability and subject to government controls and other limitations imposed by preexisting agreements with third parties, to furnish all technical information pertaining to the manufacture of high temperature alloys and other alloys and materials, as may be needed and requested by the other to further develop and diversify its respective business. Under the agreement, ERAMET and the Company will periodically provide technical and manufacturing persons to consult and advise each other. A research committee established by the Company and ERAMET will direct joint research activities and the exchange of technical information. Neither party will receive compensation from the other for the information and assistance provided, and all information provided under the Technical Exchange Agreement shall be kept confidential by the recipient. The Technical Exchange Agreement will remain in effect until terminated by either party upon one year's advance written notice to the other party. Termination will not affect either party's right to continue to use information received from the other.

      MANAGERIAL ASSISTANCE AGREEMENT. The Company and SIMA are parties to a managerial assistance agreement (the "Managerial Assistance Agreement"). The Managerial Assistance Agreement provides that SIMA will provide the Company with information and advice regarding the management of its existing business and the expansion of the Company's business into new products and markets. Under the terms of the Managerial Assistance Agreement, the Company (i) compensates SIMA for managerial assistance at a rate of $30,000 per month and (ii) reimburses SIMA for out-of-pocket telecommunication charges, travel costs and subsistence while traveling, to the extent that such expenses are reasonable and for the benefit of the Company. SIMA will provide the Company, within 30 days after the end of each month in which managerial assistance is provided, a written report fully detailing the managerial assistance furnished, including the assistance, advice and recommendations given and made. Payment to SIMA will be made within 30 days following receipt and acceptance by the Company of an invoice and appropriate expense documents. All payments are to be free of tax and charges of governments other than the government of France. The Managerial Assistance Agreement provides that SIMA may be requested to provide services beyond the scope or level previously provided by SIMA, whether in connection with potential acquisitions, financings or other matters involving the Company. In such event, SIMA shall be entitled to compensation in addition to the monthly fee referred to above, based on the time spent and other relative factors, as SIMA and the Company will mutually agree. The Managerial Assistance Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. All information and advice provided by SIMA and all information provided to SIMA by the Company in connection with the Managerial Assistance Agreement will be kept confidential. The Company was charged $360,000 by SIMA pursuant to the Managerial Assistance Agreement in 2001.

      AFFILIATE SALES. During 2001, the Company sold superalloy and special alloy products to affiliates of SIMA. The net revenues from such sales were $73.5 million for 2001. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company may continue to sell superalloy and special alloy products to affiliates of SIMA in the future.

      RAW MATERIALS. In the past, from time to time, the Company and affiliates of SIMA have sold raw materials to each other. In 2001, raw materials purchases from SIMA and its affiliates totaled $15.1 million. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company and SIMA expect that such sales may continue to occur in the future.

      INSURANCE. The Company and Aubert & Duval, a subsidiary of SIMA, share common insurance coverage for aircraft/space liabilities, contingent liabilities and excess liabilities greater than $10 million but less than $50 million. The Company is charged a pro rata premium based on the net sales of the covered parties. The Company was charged $0.9 million for such premiums in 2001. The Company believes that the insurance coverage provided to it is more favorable than the insurance coverage that it could obtain as a stand-alone entity.

      AUBERT & DUVAL WAREHOUSE AGREEMENT. Huntington Alloys, a subsidiary of the Company, and Aubert & Duval, a subsidiary of SIMA, are parties to a Warehouse Agreement, pursuant to which Huntington Alloys stores bar stock for Aubert & Duval at its warehouse in Elkhart, Indiana. Under the Warehouse Agreement, Huntington Alloys also loads the stored bar stock on trucks supplied by a customer of Aubert & Duval. Aubert & Duval paid Huntington Alloys a one-time lump sum of $41,171 for reimbursement of certain initial site preparation expenses. In addition, Aubert & Duval agreed to pay $784 per month to reimburse Huntington Alloys for a portion of the rent for the warehouse attributable to the space utilized by Aubert & Duval, and a handling charge of $0.05 per pound for unloading and placing bar stock in the warehouse and a handling charge of $0.05 per pound for loading bar stock on a customer truck. During 2001, Huntington Alloys received an aggregate of $80,290 pursuant to this agreement. The Company believes that the terms of this agreement are no less favorable to the Company than the terms it would have obtained in transactions with unaffiliated third parties.

      TMC WAREHOUSE AGREEMENT. The Company and two of its subsidiaries, Special Metals Domestic Sales Corporation and Huntington Alloys, are parties to a Warehouse Agreement with TMC. Under this agreement, TMC stores certain materials for the Company in its warehouse in Houston, Texas, and delivers such materials to the Company's customers located in the greater Houston, Texas area. The Company paid TMC a one-time lump sum of $20,000 for reimbursement of certain initial site preparation costs. In addition, the Company agreed to pay $5,000 per month, plus a handling charge of $30 per hour for loading and unloading the materials into and out of the warehouse (which handling charge is subject to annual adjustments by mutual agreement). In the event that the Company terminates this agreement prior to the expiration of the initial five-year term or any one-year renewal term thereafter (other than as a result of TMC's default of its obligations under the agreement), the Company will be obligated to pay TMC $1,097 per month for the remainder of the initial term or the renewal term, as the case may be. During 2001, the Company paid an aggregate of $219,127 to TMC pursuant to this agreement. The Company believes that the terms of this agreement are no less favorable to the Company than the terms it would have obtained in transactions with unaffiliated third parties.

      AGREEMENT FOR EXECUTIVE SERVICES. The Company has entered into an Agreement for Executive Services with Mr. Choppin de Janvry. Under this agreement, Mr. Choppin de Janvry provides executive managerial services to the Company and its subsidiaries. The Company agreed to pay $5,350 per month for Mr. Choppin de Janvry's executive services performed under the agreement. Special Metals SARL, an indirect French subsidiary of the Company ("SARL"), is also a party to an agreement with Mr. Choppin de Janvry pursuant to which he is employed by SARL as Administrator and Chairman of the Board of the Company. Under this agreement, Mr. Choppin de Janvry will receive a base salary of 1,247,000 French Francs per year, subject to certain adjustments. Mr. Choppin de Janvry is also entitled to receive a bonus of approximately 94,000 French Francs per year under this agreement. This agreement provides that if it is terminated before October 31, 2004 (except for Mr. Choppin de Janvry's dismissal or as a result of his misconduct), he will receive the base salary and bonuses for the remainder of the agreement term, subject to certain adjustments. Mr. Choppin de Janvry agreed to forego the annual fee of $14,000 normally payable to outside directors on the Board of Directors of the Company, as well as the $1,000 fee otherwise payable for attending each regularly scheduled meeting of the Board.

      During the fiscal year ended December 31, 2001, Mr. Choppin de Janvry received $69,550 for executive services performed under the agreement. Pursuant to the terms of a Reimbursement Agreement between the Company and SARL, the Company also paid $155,973 to SARL as reimbursement for amounts paid by it to Mr. Choppin de Janvry. In addition, Mr. Choppin de Janvry is entitled to receive a bonus for each calendar year during the term of this agreement, which bonus shall be equal to that granted to the most senior officer of the Company under its management incentive plan and performance unit award plan. The agreement expires on December 31, 2004, unless sooner terminated by either party upon 30 days' advance written notice to the other. If the Company terminates the agreement without "cause," Mr. Choppin de Janvry would be entitled to receive a lump sum severance payment equal to the sum of payments he would have received during the remaining term of the agreement, plus an amount equal to the yearly average of the two last annual bonuses granted to him multiplied by the number of years remaining under the agreement at the time of termination; provided, however, that if Mr. Choppin de Janvry is terminated prior to January 1, 2003, the part of the severance related to the bonus shall be as follows: (a) if he is terminated during fiscal year ended December 31, 2001, an amount equal to the bonuses payable to the most senior officer of the Company for such full fiscal year, and (b) if he is terminated during fiscal year ending December 31, 2002, an amount equal to the average of the bonuses payable to the most senior officer of the Company for full fiscal years ending December 31, 2001 and 2002. The agreement also contains confidentiality provisions. In March 2002, Mr. Choppin de Janvry was paid a $246,527 bonus with respect to fiscal year ended December 31, 2001.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Report of the Compensation Committee of the Company's Board of Directors and the Performance Graph following it shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or any filing under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

      We, the members of the Compensation Committee, are independent, non-employee directors who have no "interlocking" relationships, as defined by the SEC. Acting as a Committee, our goal is to develop executive compensation and benefit policies and programs that are consistent with, and linked to, the Company's strategic business objectives. We also strive to ensure that these programs are sufficiently competitive to attract and retain qualified executive officers. Beyond that, our priority is to compensate the Company's senior management team fairly and commensurate with their individual contribution towards furthering the achievement of the Company's strategic goals.

      We also establish, administer, and assess the effectiveness of the Company's executive compensation plans and programs in support of these compensation policies. We review and approve all salary adjustments and other remuneration for the Company's executive officers and evaluate the individual performance of each of these key team members.

      In making our determinations, we consider competitive market data, which is periodically provided to the Company by an independent compensation consultant. Our compensation practices are assessed against those of a group of selected peer companies of similar size and scope; however, this group is not necessarily comprised of the same companies represented in the stock performance graph which follows this Report. We believe that the Company's competition for executive talent includes a broader group of companies that is not limited to those companies included in the group established for comparing industry-specific shareholder returns.

      Dr. John, the Company's President, attends meetings of the Committee in an advisory capacity (with the exception of portions of meetings where his compensation is discussed). He provides input to the Committee on various executive, employee benefit and compensation-related proposals. He also participates in regular discussions about such issues as: the performance of the Company's executive officers and designated key employees, succession planning, and the hiring and retention of key positions. However, the undersigned members of the Committee, Leo G. Thompson, acting as Chairman, Edouard Duval and Antoine
G. Treuille, make all final determinations of the Committee.

      We believe that a substantial portion of each executive officer's total cash compensation should be "at risk" and subject to overall Company performance. We implement our established goals and policies through a combination of base salary and benefit programs, an annual incentive program and a long-term incentive program, each as more fully described below.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Pay

      We review and approve base salaries for each of the Company's executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual's performance, his or her contributions to the Company's success, and tenure in the job; pay practices for comparable positions within our selected peer companies; and internal equities among positions within the Company.

      We also establish base salary ranges for the Company's executive officers after analyzing salary data for comparable jobs within our peer group. Individual pay placement within the salary range will vary. In cases of long tenure and exceptional individual performance, an individual's base salary may exceed the median of the salary range. Conversely, shorter tenure and developing performance may yield a base salary below the median.

Annual Incentives

      The Company's executive officers have an opportunity to earn annual bonuses under the Company's Management Incentive Bonus Program. Award opportunities vary based on the individual's position and base salary, with only 10% of any senior management bonus opportunity based on individual performance results. No portion of the annual bonus is payable until after the corporate performance goals are satisfied. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance of the performance period. These objectives are set annually based upon the Company's short-term strategic direction and the current economic climate. The objectives may vary from year to year. The performance measures which are considered in setting the objective for any given year may include all or some of the following, as well as any additional criteria deemed appropriate by the Company: corporate net income, return on beginning shareholders' equity, return on managed assets, earnings per share, pre-tax profit, earnings before interest, taxes, depreciation and amortization ("EBITDA"), return on invested capital and other similar financially-related measures.

      We also annually establish the corporate performance levels and the percentage of each officer's base salary at the different performance levels. These criteria are used to calculate the amounts of the bonuses to be paid at year-end, if any. The performance levels consist of a "hurdle" (the minimum level of corporate performance that must be achieved in order for a bonus to be paid), a "target goal" (the corporate performance level at which bonuses equal to 100% of the individual's target opportunity will be paid) and a "maximum payout level" which is performance in excess of the goal that entitles the participants to receive bonuses in excess of the target opportunity percentage. For 2001, the Company's financial results exceeded the pre-established hurdle levels. As a consequence, annual bonuses were paid to the Named Executive Officers in 2002 in respect of the fiscal year ended December 31, 2001. See " -- Summary Compensation Table" for further details concerning these bonus payments.

Long-Term Incentives

      In keeping with our commitment to provide a total compensation package which favors "at risk" components of pay, long-term incentives comprise a substantial portion of each executive officer's total compensation. In January 1997, the Company adopted the Special Metals Corporation 1997 Long-Term Stock Incentive Plan ("Stock Incentive Plan") in which officers, other employees and directors of the Company are eligible to participate. Awards may be made in the form of stock options, stock appreciation rights, restricted stock, performance awards and other stock-based awards.

      Stock Option Awards. From 1997, when the shares of the Company's Common Stock became publicly traded, through 2000, executive officers and other key employees received grants of stock options, typically on an annual basis. A limited number of awards also were periodically made to certain non-employee directors. In 1999, a special one-time stock option grant was awarded to all full-time, salaried employees (other than those who had previously received grants of stock options) on the specified grant date in order to provide eligible employees with a personal financial incentive to more sharply focus their efforts on improving shareholder value. In January 2000, an executive officer received a grant of stock options in connection with her hiring by the Company. Other than this grant, during 2000 and 2001, no stock option awards were made to executives, directors or employees. Options granted in prior years generally vest in equal portions on each of the first three anniversaries of the date of grant, except that options granted to be effective upon the consummation of the Company's initial public offering (the "IPO") vested one-half on the second anniversary of the IPO and one-quarter on each of the third and fourth anniversaries. Each option awarded to-date has an exercise price equal to the fair market value of the Common Stock on the date each option was granted.

      Performance Unit Awards. In 2000, we approved the award of performance units to a limited group of executive officers and senior-level key employees in lieu of providing any stock option grants. Two awards were granted during the year. One of these awards covers an abbreviated two-year performance period (i.e., 2001 and 2002 Company performance). Our goal in establishing a shorter period was to sharpen the focus of our executive officers and key employees on the Company's turnaround efforts by allowing an early payment if performance goals are achieved. The second award covered a three-year performance period (i.e., 2001 through 2003 Company performance).

      The payment of these awards, if any, will be made in cash and are based solely on the Company's financial performance during each of the respective performance periods. For both periods, we determined that half of the award will be based on overall Company EBITDA (earnings before interest, taxes, depreciation and amortization) performance and the other half will be based on the Company's overall corporate Return on Managed Assets. The payment under the awards is not tied to the individual performance of the award recipient. In the event a participant should voluntarily leave the Company prior to the end of a performance period (other than in the event of death, retirement or disability), he or she will forfeit any payment for such period.

COMPENSATION OF THE PRESIDENT

      Dr. T. Grant John, as President, is the Company's highest-ranking executive officer. The Committee approved a new employment agreement for Dr. John in June 2001, covering the period from April 2001 through April 2004. His base compensation was increased to $380,000 for fiscal year ending December 31, 2001, and increased to $420,000 on January 1, 2002, and is to be at least that amount for the duration of his contract with the Company. His target opportunity level for annual incentive was also increased to 75% of base salary. As a result of the Company's financial performance in 2001, the incentive bonus plan hurdle was triggered and, as a result, Dr. John received a bonus payment in the amount of $246,527 with respect to fiscal year ended December 31, 2001. We use the same general compensation policies, as well as identical financial hurdles and targets, in the establishment of the total compensation opportunity of all of the Company's executives, including Dr. John.

      Dr. John did not receive a new stock option grant during 2001, consistent with our strategy of making no stock option grants to executive officers or other employees during the past year. He did, however, receive two separate grants of performance unit awards during 2000 (for the performance period covering calendar years 2001 and 2002, and for the period covering calendar years 2001 through 2003), based on the same Company performance and other requirements that apply to all other participants in the program.

SECTION 162(m) COMPLIANCE

      The Company believes that any compensation realized upon the exercise of stock options or the payment of earned performance unit awards granted under the Company's 1997 Stock Incentive Plan will satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore will be fully tax deductible. Although we generally intend to comply with the requirements of Section 162(m), the Committee believes that it is appropriate to maintain the flexibility to pay compensation that is not fully deductible if it should determine, in its sole discretion, that such payments are in the Company's best interest.

      We intend to continue to evaluate the Company's executive compensation programs on an on-going basis to ensure that the Company's compensation and benefit-related philosophies and practices are consistent with our key objective of enhancing shareholder value.

                              Submitted on behalf of the Compensation Committee:

                              Leo G. Thompson, Chairman
                              Edouard Duval
                              Antoine G. Treuille


                                PERFORMANCE GRAPH

      The following graph and table compare the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on February 26, 1997 (the date of the Company's IPO) in each of (i) the Company's Common Stock (at the closing sale price on such date); (ii) the Nasdaq Composite Index; and (iii) an index (the "Peer Group Index") of companies that are engaged in the manufacture of specialty metals. The companies in the Peer Group Index are: Allegheny Technologies, Inc. (formerly Allegheny Teledyne Inc.); Carpenter Technology Corporation; Doncasters plc; Precision Castparts Corp.; RTI International Metals Inc. (formerly RMI Titanium Company); SIFCO Industries, Inc.; SPS Technologies, Inc. and TMC. In November 1999, Allegheny Teledyne Inc. underwent a recapitalization which included it spinning off two of its businesses into separate publicly traded companies, effecting a two-for-one reverse split, changing its corporate name to Allegheny Technologies, Inc. and changing the ticker symbol for its common stock. Because the stock price information with respect to periods prior to the ticker symbol change is no longer available from publicly accessible sources, the stock price information for Allegheny Technologies, Inc. used in the construction of the graph below starts on the first date for which such information is available, November 29, 1999. In accordance with the requirements of the SEC, the Peer Group Index is weighted by market capitalization of the included issuers as of the beginning of each measurement date.

      The Company's Common Stock was delisted from the Nasdaq National Market, effective as of the opening of markets on Friday, April 5, 2002. According to its listing rules, Nasdaq Stock Market, Inc. ("Nasdaq") has the authority to delist securities of companies that file for bankruptcy protection. The Company did not appeal Nasdaq's decision.

                               [PERFORMANCE GRAPH]

                             2/26/1997   12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001
                             ---------   ----------   ----------   ----------   ----------   ----------
Special Metals Corporation    $100.00      $109.09      $ 54.17      $ 19.32      $ 15.15      $ 15.70
Nasdaq (U.S.) Stock Market
  Index                        100.00       118.12       166.54       309.49       186.15       147.71
Peer Group Index               100.00       122.32        86.41        55.15        76.47        60.37

                             AUDIT COMMITTEE REPORT

      This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

      Management has primary responsibility for the Company's accounting and financial reporting process including its systems of internal controls, and for the preparation, presentation and integrity of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent accountants are responsible for auditing those financial statements prepared by management, expressing an opinion as to whether these financial statements fairly present the financial position, results of operations and cash flows of the Company and discuss with the Audit Committee any issues they believe should be addressed. In accordance with its written charter adopted and approved by the Board of Directors (a copy of which was attached as an exhibit to the Company's proxy statement relating to its 2001 annual meeting of stockholders), the Audit Committee is responsible for the oversight and monitoring of the Company's accounting and financial reporting process, the adequacy of and compliance with the Company's system of internal controls and reviewing financial reports, annual audit results and other financial information on behalf of the Board of Directors. The Committee also evaluates audit performance and recommends to the Board of Directors the appointment, discharge or retention of the Company's independent accountants. The Audit Committee is composed only of non-employee directors, each of whom is "independent," as defined in Rule 4200(a)(14) of the NASD listing standards. During the year, the Audit Committee held three meetings.

      In this context, the Committee has reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 with senior management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in such financial statements.

      The Committee reviewed and discussed with Ernst & Young LLP, the Company's independent auditors, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as required by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees").

      In discharging its oversight responsibility for the audit process, the Audit Committee has received written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1, as amended to date, and has discussed with the independent auditors their independence from management including the auditors overall audit plans, audit scope and identification of audit risks. The Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, the overall quality of the Company's accounting and financial reporting process, and the steps management has taken to monitor and control the Company's major risk exposure. The Committee has also considered professional services of a non-audit nature to be provided by the independent auditors and evaluated the impact of undertaking such added services on the independence of the auditors.

      Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors, and the Board has approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Committee and the Board also have recommended, subject to stockholder ratification, the reappointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

      The Committee has also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member's ability to act independently.

                                    Submitted on behalf of the Audit Committee:

                                    Antoine G. Treuille, Chairman
                                    Raymond F. Decker
                                    J. Landis Martin


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the outstanding shares of Common Stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Common Stock to the SEC. Copies of these reports are also required to be supplied to the Company.

      Based upon a review of such reports and amendments thereto filed during and with respect to the fiscal year ended December 31, 2001, and upon written representation from persons known to the Company to be a Reporting Person, no Reporting Person failed to file when due reports required by Section 16(a) of the Exchange Act during or with respect to the fiscal year ended December 31, 2001.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENT FOR EXECUTIVE SERVICES

      The Company and Mr. Philippe Choppin de Janvry, a director of the Company, are parties to an Agreement for Executive Services. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

      The Company and the Principal Stockholders have from time to time entered into various business transactions and agreements, and the Company and the Principal Stockholders may from time to time enter into additional transactions and agreements in the future. The following is a summary of certain agreements and transactions between the Company and the Principal Stockholders.

      TRANSACTIONS WITH SIMA AND AFFILIATES. The Company is party and may, in the future, become a party to transactions with SIMA or its affiliates, including ERAMET and Aubert & Duval. Mr. Edouard Duval, a director of the Company, is a Directeur General of SIMA and its subsidiary, Aubert & Duval. Mr. Duval is also a director of ERAMET, SIMA's parent. Mr. Antoine G. Treuille, a director of the Company, is also a member of the Board of Directors of ERAMET. Mr. Francis P. Avanzi, a director of the Company, is the Chief Advisor to the Chairman and Chief Executive Officer of ERAMET. Mr. Michele Hemonnot, a director of the Company, is Secretaire General and Chief Financial Officer of ERAMET. Mr. Patrick Rothey, a director of the Company, is General Counsel of ERAMET. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

      REGISTRATION RIGHTS. Under a registration rights agreement (the "Registration Rights Agreement") among the Company and the Principal Stockholders, the Company has granted the Principal Stockholders the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by the Principal Stockholders (the "Registrable Securities") for sale in accordance with their intended method of disposition thereof (a "demand registration"). The holders of a majority of the Registrable Securities may request one demand registration per year (except in certain circumstances). In addition, so long as any Principal Stockholder continues to hold at least 5% of the outstanding Common Stock, such Principal Stockholder shall also have the right to request one demand registration. The Principal Stockholders may not require more than one demand registration each year. Additionally, the Company has granted to each Principal Stockholder the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggyback registration").

      The Registration Rights Agreement provides that to the extent not inconsistent with applicable law, each holder of Registrable Securities will not effect any public sale or distribution of any Registrable Securities of the Company, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration, if requested by the Company or the managing underwriter or underwriters of such offering. In addition, the Company has agreed not to effect any public sale or distribution of its Registrable Securities or securities convertible into or exchangeable or exercisable for any of such Registrable Securities during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration and except pursuant to registrations relating to employee benefit plans and certain other offerings.

      The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by the Principal Stockholders in connection with the demand and piggyback registrations. Subject to certain limitations specified in the Registration Rights Agreement, the Principal Stockholders' registration rights are assignable to third parties. The Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of the Principal Stockholders and their respective permitted assigns and their related persons. Each Principal Stockholder's rights under the Registration Rights Agreement will terminate if such Principal Stockholder ceases to own at least 5% of the outstanding Common Stock.

      TRANSACTIONS WITH INCO AND TFMC

      On October 28, 1998, the Company acquired the Inco Alloys International high performance nickel alloys business unit of Inco and entered into a non-competition agreement with Inco. The Company financed the cash portion of the consideration paid to Inco with funds drawn under the Company's bank credit facility (the "Credit Facility") and with proceeds from the issuance to TFMC of 1,600,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $80 million, pursuant to an Investment Agreement between the Company and TFMC (the "TFMC Investment Agreement" and, together with the Inco Investment Agreement, the "Investment Agreements"). The aggregate consideration paid to Inco also included 340,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $17 million. The Convertible Preferred Stock was issued pursuant to an Investment Agreement between the Company and Inco (as amended, the "Inco Investment Agreement").

TERMS OF THE CONVERTIBLE PREFERRED STOCK

      CONVERSION AND REDEMPTION. The shares of Convertible Preferred Stock owned by TFMC are convertible into 4,848,484 shares of Common Stock, which would represent 23.9% of the outstanding Common Stock following such conversion. The shares of Convertible Preferred Stock owned by Inco are convertible into 1,030,303 shares of Common Stock, which would represent 6.2% of the outstanding Common Stock following such conversion. The shares of Common Stock issuable to Inco and TFMC upon such conversions are collectively referred to as "Conversion Shares."

      At any time prior to conversion, the Company has the option under the Certificate of Designations relating to the Convertible Preferred Stock (the "Certificate of Designations") to redeem the outstanding Convertible Preferred Stock, at decreasing redemption prices, starting at 103.975%. In addition, the Convertible Preferred Stock is mandatory redeemable on or after April 28, 2006 and prior to conversion at a redemption price per share equal to 100% of the liquidation amount thereof, plus all accumulated and unpaid dividends, if any, to the redemption date.

      The holders of Convertible Preferred Stock have the right to request the Company to repurchase their shares upon the occurrence of a "change of control" of the Company (as such term is defined in the Investment Agreements), subject to the terms of the Credit Facility.

      BOARD REPRESENTATION. Pursuant to the TFMC Investment Agreement, TFMC has the right to designate one director to be appointed to the Board of Directors of the Company for so long as it owns securities representing at least 10% of the outstanding voting securities of the Company, subject to adjustments if the size of the Board of Directors is increased. Pursuant to such agreement, Mr. J. Landis Martin and Ms. Susan E. Alderton currently serve on the Board of Directors.

      DIVIDENDS. The holders of outstanding Convertible Preferred Stock are entitled to receive cumulative cash dividends, when and as declared by the Board of Directors, at a rate of 6.625% (subject to adjustment as set forth in the Certificate of Designations) of the liquidation amount of each share of Convertible Preferred Stock. The Company has the right at any time to defer payment of accumulated dividends on the Convertible Preferred Stock (an "Extension Period"). During any such Extension Period, dividends as well as additional dividends on any accumulated and unpaid dividends will accrue at the rate of 6.625% per annum. If the Company defers payment of accumulated dividends for more than six quarters, then the Investors will be entitled to designate at least two directors to the Board of Directors of the Company in addition to the director already designated by TFMC. Pursuant to this provision, the Investors designated Messrs. Alain A. Honnart and Edward C. Hutcheson, Jr. to the Board in November 2001. The Company paid an aggregate of $4,819,689 in cash dividends on the Convertible Preferred Stock with respect to the last three dividend payment dates in the fiscal year ended December 31, 2000.

      REGISTRATION RIGHTS. In connection with the TFMC Investment Agreement, the Company and TFMC entered into a Registration Rights Agreement (the "TFMC Registration Rights Agreement") which provides TFMC (and any subsequent transferees of TFMC's shares of Convertible Preferred Stock and/or Conversion Shares) with demand and piggyback registration rights for its shares of Convertible Preferred Stock and the Conversion Shares issuable upon conversion thereof. The holder(s) of a majority of the Convertible Preferred Stock or Conversion Shares issued upon conversion of such Convertible Preferred Stock may exercise the demand registration rights at any time and TFMC alone may exercise such rights so long as (i) TFMC holds Convertible Preferred Stock and/or Conversion Shares representing more than 5% of the outstanding Common Stock (assuming any shares of Convertible Preferred Stock held by TFMC have been converted into Common Stock) or (ii) TFMC's request for registration covers all shares of Convertible Preferred Stock and Conversion Shares issued upon conversion thereof then held by TFMC. Pursuant to the provisions of the TFMC Investment Agreement and the TFMC Registration Rights Agreement, the Company will have a prior right of first refusal and additional purchase rights with respect to the shares of Convertible Preferred Stock or the Conversion Shares that are proposed to be registered.

      The Company has the right to reject (i) requests for more than two demand registrations, (ii) a request for a registration within the 12 month-period immediately after a registration statement filed by the Company pursuant to the TFMC Registration Rights Agreement becomes effective or a registration statement filed by the Company regarding an offering of Common Stock (other than with respect to an employee benefit plan) with respect to which the holders of Convertible Preferred Stock or Conversion Shares elected not to exercise their piggyback registration rights, or (iii) a request for a registration with an aggregate offering price of less than $15 million.

      Pursuant to the TFMC Registration Rights Agreement, TFMC (and any subsequent transferees of TFMC's shares of Convertible Preferred Stock or Conversion Shares) may also exercise piggyback registration rights in connection with registrations by the Company of Common Stock other than registrations in connection with the exercise of exclusive demand rights under the existing registration rights agreement between the Company and the Principal Stockholders, employee benefit plans and mergers or similar transactions.

      In connection with the Inco Investment Agreement, the Company and Inco entered into a Registration Rights Agreement (the "Inco Registration Rights Agreement") which provides that Inco and any subsequent transferee of Inco's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights with limitations that are similar to those applicable under the TFMC Registration Rights Agreement. However, the exercise by Inco or its transferees of their piggyback registration rights under the Inco Registration Rights Agreement is subordinated to TFMC's or its transferees' piggyback registration rights under the TFMC Registration Rights Agreement.

      STANDSTILL AND TOP-UP RIGHTS. Pursuant to standstill provisions of the TFMC Investment Agreement, TFMC, TMC and their affiliates may not acquire beneficial ownership of additional securities of the Company, enter into a business combination with the Company, enter into voting arrangements with respect to securities of the Company, solicit proxies or otherwise seek to influence or control the management or policies of the Company, participate in a "group" (within the meaning of Section 13 (d)(3) of the Exchange Act) with respect to any voting securities of the Company, act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company, disclose any intention, plan or arrangement inconsistent with the foregoing, or assist, advise, participate with or encourage any person to do the foregoing. The Company is similarly restricted with respect to TMC. These standstill provisions remain in effect until the earlier of (a) one year after TFMC ceases to own Common Stock and/or Convertible Preferred Stock or other voting securities of the Company which together represent more than 5% of the outstanding voting securities of the Company, (b) the Company enters into an agreement (or announces an intention to enter into an agreement) regarding a change of control of the Company and (c) the occurrence of a change of control of the Company. However, the TFMC Investment Agreement provides that if, following an issuance of voting securities by the Company, other than pursuant to the Inco Investment Agreement, the voting securities beneficially owned by TFMC represent less than 20% of the outstanding voting securities of the Company, then TFMC may make purchases of equity securities of the Company to restore its beneficial ownership to 20% of the outstanding voting securities of the Company.

      TRANSFER RESTRICTIONS OF PREFERRED STOCK. Pursuant to the Investment Agreements, the Investors will be able to dispose of their Convertible Preferred Stock only (i) to subsidiaries, (ii) in a public offering, or (iii) following a "change of control" (as defined in the Investment Agreements), except that, in the case of dispositions pursuant to (ii) and (iii) above, the Investors may not sell to any person who is a significant competitor of the Company, engaged in material litigation against the Company or who, after acquiring such interest in Convertible Preferred Stock, would beneficially own voting securities representing more than 10% of the outstanding voting securities of the Company. The Company has a right of first refusal with respect to dispositions made pursuant to (ii) and (iii) above and additional rights of first refusal with respect to dispositions made pursuant to (ii) above under the TFMC Registration Rights Agreement and the Inco Registration Rights Agreement (together, the "Registration Rights Agreements"), if in connection with a registered offering pursuant to the Registration Rights Agreements, the offering price of the securities registered is less than 95% of the original price indicated by the holders of the securities as an acceptable sale price at the time they exercised their demand or piggyback registration rights.

CONSULTING ARRANGEMENTS

      The Company also has consulting agreements with Mr. Treuille, a member of the Board of Directors, for financial services advice and Dr. Decker, a member of the Board of Directors, for technical advice. During 2001, the fees paid and expenses reimbursed to each of Mr. Treuille and Dr. Decker under such consulting agreements did not exceed $10,000.

PRODUCT PURCHASES

      During 2001, the Company's revenue from sales to TMC were approximately $298,000. During 2001, Thixomat Inc. purchased alloy products from the Company for an aggregate of approximately $17,400 and conducted a joint development project with the Company regarding one of the Company's alloys. Dr. Raymond F. Decker, a director of the Company, is the Chairman and a minority stockholder of Thixomat Inc. Management believes that the terms of such purchases and sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties.


                                 PROPOSAL NO. 2:

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

      The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The stockholders of the Company are being asked to ratify the Board's selection at the Annual Meeting. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

AUDIT FEES

      The aggregate fees billed for the professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2001, and the reviews of the Company's interim financial statements included in its Quarterly Reports on Form 10-Q with respect to quarterly periods in the fiscal year ended December 31, 2001, were $440,300.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      No services were rendered by Ernst & Young LLP in connection with the design and implementation of the Company's financial information systems during the fiscal year ended December 31, 2001.

ALL OTHER FEES

      The aggregate fees billed for the services rendered by Ernst & Young LLP (other than those rendered in connection with the audit and review of the Company's financial statements) during the fiscal year ended December 31, 2001, were $296,300, which included audit-related fees of $155,000. The Audit Committee of the Company's Board of Directors has determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Board's selection of Ernst & Young LLP.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002.


                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter as recommended by the Board of Directors.


                                  ANNUAL REPORT

      An Annual Report to Stockholders for the year ended December 31, 2001, including financial statements and a copy of the Company's Annual Report on Form 10-K as filed with the SEC, without exhibits, is being concurrently distributed to stockholders of record as of the Record Date.


                              STOCKHOLDER PROPOSALS

      Stockholders may submit proposals on matters appropriate for stockholder action at any annual meeting of the Company's stockholders. Such proposals must be received by the Company at its principal executive offices no later than December 31, 2002, to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 annual meeting of stockholders.

      If a stockholder of the Company wishes to present a proposal before the 2003 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Company. The Company's By-laws provide that, to be timely, a stockholder's notice must be received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting.


                                           By order of the Board of Directors,

                                           Robert F. Dropkin
                                           Secretary


New Hartford, New York
April 30, 2002

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

                 -----------------------------------------------
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- JUNE 6, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 -----------------------------------------------


      The undersigned stockholder of Special Metals Corporation (the "Company") hereby appoints Leo G. Thompson and T. Grant John, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders of the Company to be held on, June 6, 2002, at 11:00 a.m., at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222 and at any adjournments thereof, upon the following matters:

                           (PLEASE SIGN ON OTHER SIDE)

[X]   Please mark your votes as in this example using dark ink only

1. Proposal to elect as Class II directors of the Company the following persons to hold office for a term of three years expiring at the annual meeting to be held in 2005.

      [ ] FOR the nominees listed below (except as marked to the contrary at right)

      [ ]   WITHHOLD AUTHORITY to vote for all the nominees listed at right

            Nominees:   Carlos Luis Landin
                        Patrick Rothey
                        Leo G. Thompson
                        Antoine G. Treuille

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, please cross out that nominee's name.)


2. Proposal to ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2002.

      [ ]   FOR
      [ ]   AGAINST
      [ ]   ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      Please mark here if you plan to attend the Annual Meeting [ ]

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2,

AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.


........................  .................................  Dated........., 2002
       Signature             Signature if Held Jointly



NOTE: Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       2